Exhibit 3.1


                            OFFICER'S CERTIFICATE OF
                     ALLIANCE CONSUMER INTERNATIONAL, INC.,
                            a California corporation

     Pursuant to California Corporations Codess.1400 et. seq. titled Bankruptcy Reorganizations and Arrangements andss.910(a) titled Restated articles of incorporation; filing; contents, the undersigned sole Officer and sole Director of Alliance Consumer International, Inc. ("Corporation") hereby submits the following Officer's Certificate as required by Cal. Corp. Codess.1401(b):

     RADD C. BERRETT, under penalty of perjury under the laws of the State of California declares that the matters set forth in this Certificate are true and correct of his own knowledge:

     1. I am the chief executive officer, secretary, chief financial officer and the sole director of Alliance Consumer International, Inc., a California corporation in good standing with the Secretary of State of the State of California (hereinafter "Alliance" or "Corporation"). As a result of my official position with the Corporation, I have personal knowledge of that set forth herein and if called to testify, I can testify directly about all such matters; and

     2. The Restated Articles of Incorporation submitted simultaneously herewith as Exhibit "A" are being filed pursuant to, in accordance with, and as provided for in, an Order of the United States Bankruptcy Court in and for the Central District of California, Los Angeles Division, in the matter denominated as Alliance Consumer International, Inc., Debtor and Debtor in Possession, Chapter 11 Case No. LA-99-36256-EC, the Honorable Ellen Carroll presiding. I can further attest, in accordance with the requirements of the last sentence of Cal. Corp. Code ss. 1401(b), that such Court had jurisdiction over the said bankruptcy proceeding, which was "a proceeding under a statute of the United States for the reorganization or arrangement of such corporation."

     3. That the formal Bankruptcy Order referenced in the preceding paragraph mistakenly characterizes the Debtor as an "LLC" or "limited liability company." This is a clerical mistake and typographical error. The Debtor in the original Bankruptcy Petition is one and the same as the Corporation herein, namely, a "C" corporation, not an "LLC", and the Corporation was properly characterized and identified as "Alliance Consumer International, Inc." in its initial Chapter 11 Petition for Voluntary Bankruptcy that it filed with the above-court on or about July 13, 1999.

         DATED this 27th day of March, 2001.
                    ----


                                            s/ RADD C. BERRETT
                                            ----------------------------------
                                            RADD C. BERRETT



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


                                   EXHIBIT "A"
                                   -----------

                      RESTATED ARTICLES OF INCORPORATION OF
                     ALLIANCE CONSUMER INTERNATIONAL, INC.,
                            a California corporation


                               ARTICLE ONE -- NAME
                               -----------

           The name of the corporation (hereinafter called the "Corporation") is "Alliance Consumer International, Inc."

                              ARTICLE TWO - PURPOSE
                              -----------

         As contemplated in Cal. Corp. Code ss. 202(b)(1)(i), the purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                          ARTICLE THREE- CAPITAL SHARES
                          -------------

         This Corporation is hereafter authorized to issue but one (1) class of stock hereinafter denominated or designated as common capital shares or "Common Stock" and all such shares shall have the same legal rights and preferences. The Corporation is authorized to issue, and/or grant options and/or warrants to purchase, or otherwise acquire, shares of the Common Stock of the Corporation upon such terms and for such consideration as the Board of Directors of the Corporation shall determine. Fully paid shares of stock of this Corporation shall not be subject to any further call or assessment. The Corporation shall have the right to purchase, take or otherwise acquire its own shares to the fullest extent permitted under California law but not redeem the same without further compliance with California law. The total amount of Common Stock of which the Corporation is authorized to issue is fifty million (50,000,000) shares having no par value per share. As of this date and as contemplated in ss. 903(a)(2), Cal. Corp. Code, the Corporation also hereby reverse-splits all previously issued Common Stock on the basis of one-for-fifty (1-for-50) shares.

         The Corporation hereby eliminates and forever cancels all previously issued preferred shares or what was previously defined as "Preferred Stock" and the Corporation no longer retains authority to issue or re-issue any such shares.

               ARTICLE FOUR - LIABILITY OF OFFICERS AND DIRECTORS
               ------------

         The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                         ARTICLE FIVE - INDEMNIFICATION
                         ------------

     The Corporation is authorized to provide indemnification of agents (as defined inss.317 of the Cal. Corp. Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted byss.317 of the Cal. Corp. Code, subject of the limits on such excess indemnification set forth inss.204 of the Cal. Corp. Code.



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